Exhibit 99.1

Lehigh Gas Partners LP Completes Acquisition of 45 Sites in Florida Panhandle region

ALLENTOWN, PA (December 24, 2012) — Lehigh Gas Partners LP (NYSE:LGP), announced today it has completed the acquisition of Express Lane, Inc. of Lynn Haven, Florida, including Express Lane’s 45 motor fuel sites in the Florida “panhandle” region. The aggregate purchase price for the Express Lane property and the Express Lane Shares is $43 million, subject to certain post-closings adjustments. The acquisition was fully financed with Lehigh Gas Partners’ revolving credit facility.

The 45 fuel sites are concentrated in the Tallahassee/Panama City metropolitan area and along the Interstate 10 corridor of the “panhandle” region located in northwest Florida.  Seven of the sites are fee simple interests and 38 are leasehold interests.

Forty-three of the 45 sites sell motor fuel, of which 41 sites sell branded motor fuel, including 25 Chevron sites and 16 ExxonMobil sites. Two sites sell unbranded motor fuel.  The remaining two sites are real estate acquisitions. The motor fuel volume for the 43 sites totaled more than 42 million gallons in 2011.

Lehigh Gas — Ohio, LLC, an entity managed by Joe Topper, Chairman and CEO of Lehigh Gas Partners, will operate Express Lane’s gasoline and diesel retail outlet business, and its related convenience store business. Lehigh Gas — Ohio will lease the Express Lane sites from Lehigh Gas Partners.  Lehigh Gas — Ohio paid Lehigh Gas Partners $1,000,000 in exchange for Express Lane’s retail business assets.

Lehigh Gas Partners estimates it will receive aggregate rental income, net of expenses, of approximately $4.6 million per year, with an average lease term of up to 20 years.  In addition, 14 of the sites have quick serve restaurants with the following national brands: Subway, Domino’s, Pizza Hut and Hardee’s.

“The acquisition of Express Lane helps us accomplish two key goals pursuant to our overall growth strategy,” Topper said. “We achieve expansion beyond our core geographic footprint in the Northeast and establish a foothold in a highly-trafficked metro market.

“We also welcome Chevron, a major fuel brand, to our portfolio,” Topper said. “Chevron has a strong market presence in the southeast.”

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, was formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of motor fuels.  Lehigh Gas Partners owns and leases sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine.  For additional information, please visit www.lehighgaspartners.com

Forward-Looking Statements

This news release contains “forward-looking statements,” such as statements regarding the anticipated impact of acquiring operating assets and real estate currently owned by Express Lane, Inc. These forward-looking statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially.  For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 initially filed by Lehigh Gas Partners LP on May 11, 2012 and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Subsequent events and market developments could cause our expectations to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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CONTACTS:

INVESTORS

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

MEDIA

Pete Waldron
Vice President, Public Affairs, Corporate Communications & Philanthropy
Lehigh Gas Partners

(610) 625-8073

pwaldron@lehighgas.com